EXHIBIT 10.18

SEVERANCE, WAIVER AND RELEASE AGREEMENT

This Severance, Waiver and Release Agreement (“Agreement”) is entered into by and between Donald C. Ewigleben (“Executive”) and Tower Hill Mines (US) LLC (“Company”).  Executive and Company each may be referred to herein as a “Party” or collectively as “the Parties.”

WHEREAS, in connection with the Executive’s termination of employment as President and Chief Executive Officer with the Company effective December 31, 2013 pursuant to Section 6(b)(3) of the Employment Agreement between the Executive and the Company executed on September 19, 2012 (“Employment Agreement”), the Parties wish to resolve any and all disputes, claims, complaints, actions, and demands that the Executive may have against the Company or any of the Company Releasees (as defined below in Section I) arising out of Executive’s employment with or termination of employment from the Company;

WHEREAS, by entering this Agreement, the Parties do not make any admission of liability toward each other and expressly deny the same;

NOW, THEREFORE, in consideration of the Severance Pay and other consideration described herein, and in consideration of the other mutual promises made herein, the sufficiency of which is expressly acknowledged by the Parties, the Executive and the Company hereby agree as follows:

A.                                    Effective Date.  This Agreement shall be effective on the eighth day following execution by Executive, provided that Executive has not revoked the Agreement.  In order to receive the consideration described in Section G, Executive shall execute and return Exhibit A to the Company on January 2, 2014.

B.                                    Termination of Employment.  Executive was terminated as President and Chief Executive Officer pursuant to Section 6(b)(3) of the Employment Agreement effective December 31, 2013.  December 31, 2013 is Executive’s Separation from Service date as such term is defined in Treasury Regulation Section 1.409A-1(h).

Executive acknowledges and agrees that this Agreement constitutes the Notice of Termination described in the Employment Agreement and that the Parties have agreed upon December 31, 2013 as his Separation from Service date.  Executive shall and does hereby resign from all offices and directorships held with the Company and International Tower Hill Mines Ltd. (“ITH”) as of the Separation from Service date.

Executive’s termination of employment as President and Chief Executive Officer and Executive’s resignation from all offices and directorships shall be disclosed by the Company, ITH and/or any of the Company Releasees as required by law and by the Company and/or ITH making a statement after reasonable consultation with Executive.

C.                                    Confidentiality, Non-Disparagement and Return of Property.  Executive represents and warrants that he has complied with, and will continue to comply with Section 10 (entitled “Confidentiality”) of the Employment Agreement.

Executive agrees that he will not defame, slander or otherwise disparage the Company or the Company Releasees, or their business and operations.  Executive further acknowledges and agrees that he will abide by any fiduciary and/or fiscal obligations imposed on him by law.

The Company agrees that its Board of Directors and its Officers will not defame, slander or otherwise disparage Executive.

Nothing in this Agreement is intended to prevent or interfere with either Party’s ability to provide any required or reasonable communications to, or provide truthful information to, any governmental or law enforcement agency or representative, or in connection with any governmental investigation, court, administrative or other legal proceeding.

With the exception of the laptop computer the Company has requested Executive retain for the term of the Consulting Agreement effective January 3, 2014, and any other property mutually agreed by the Company and Executive to be retained by Executive, Executive acknowledges and agrees that as of the Separation from Service date, he has or will have returned to the Company all of the property of the Company or any of the Company Releasees, and that he has or will have provided to the Company all passwords, keys, computers, disks, documents, data, confidential information, and any and all other items that he had possession of as a result of his employment with the Company or as a result of any relationship with any of the Company’s Releasees.  Executive will provide the laptop computer to the Company at a mutually convenient time should the Company desire to remove any information or data from the laptop computer.

Nothing in this Agreement shall restrict or preclude Executive or the Company or its Board of Directors and its Officers from, or otherwise influence them in, testifying truthfully in any civil, criminal or administrative proceeding, as required by law or formal legal process.  If Executive is compelled to testify by law or formal legal process, concerning this Agreement or the Company and/or the Company Releasees or Executive’s employment with the Company, Executive will advise the Company immediately, but no later than three business days within receiving notice of such compulsion unless Executive is instructed by a government representative that he may not provide such notice.  Executive certifies and represents that he has advised the Company’s Board Chair or Lead Director in writing of all instances of which Executive is aware of violations or suspected violations by the Company or any of its affiliates or any of the Company Releasees (or anyone acting on behalf of the Company or any of its affiliates or any of the Company Releasees) of any laws, ordinances, regulations, rules or legal or regulatory authority of any kind, and that if he has not advised the Company’s Board Chair or Lead Director of any such violations or suspected violations in writing, it is because Executive is not aware of any such violations or suspected violations.

D.                                    Agreement Not to Compete.  Executive represents and warrants that he has complied with, and except as provided below in this Section D, will continue to comply with Section 11 of the Employment Agreement (the “Agreement Not to Compete”).  Executive acknowledges and agrees that the one-year period following the termination of Executive’s employment referenced in the Agreement Not to Compete will commence on January 1, 2014 and end on December 31, 2014, unless shortened pursuant to the written consent of the Company or unless the Consulting Agreement is terminated “without cause” as defined therein, in which case the Agreement Not to Compete will terminate on the date the Consulting Agreement terminates.  If, however, the Consulting Agreement is terminated “with cause” as defined therein, then the Agreement Not to Compete will not terminate until December 31, 2014.

E.                                     Stock Options.  Executive acknowledges and agrees that the terms and conditions of the stock options previously granted to Executive shall continue to be governed by the 2006 Incentive Stock Option Plan of ITH, and any amendments thereto and any grant documents related thereto.

F.                                      Earned Compensation and Benefits.  Executive acknowledges and agrees that as of the date he executes this Agreement, except with respect to the base salary for the remainder of December 2013 and the expense reimbursements that he is owed or will be owed through his Separation of Service and except with respect to those payments and items of value expressly provided for in both Section G of this Agreement and the Consulting Agreement, he has been paid all amounts to which he is due from the Company as a result of his employment or his Separation from Service, and no other payments or items of value of any kind are due or will be due to Executive from the Company or from the Company Releasees.  The Consulting Agreement shall be null and void if Executive does not return Exhibit A on January 2, 2014.

G.                                    Severance Pay and Other Consideration.

1.                                      After Executive executes and does not revoke this Agreement and provided Executive returns Exhibit A to the Company on January 2, 2014, the Company will pay Executive the total lump sum amount of five hundred and fifteen thousand dollars and no cents ($515,000.00), less any deductions required by law including withholdings, as Severance Pay in consideration for the terms of this Agreement, including but not limited to Executive’s waiver and release of the Company and Company Releasees set forth below in Section I.  This amount is equivalent to one year of Executive’s base salary in effect on the date of his Separation from Service.  This amount will be paid in the form of a check made payable to Executive, to be paid on or before the sixtieth (60th) day after Executive’s Separation from Service.  This amount will be included in Executive’s W-2 for 2014.  The check will be mailed to Executive at the following address:  7423 S. Chapparal Circle East, Centennial, CO 80016.

2.                                      After Executive executes and does not revoke this Agreement and provided Executive returns Exhibit A to the Company on January 2, 2014, to the extent permitted by law, the Company will pay for Executive’s COBRA continuation coverage during the period commencing on January 1, 2014 and ending on December 31, 2014 (or such earlier date as such COBRA continuation coverage terminates), by directly providing such COBRA payments to the group health plan along with the nominal COBRA administration fee, such that Executive’s cost of such COBRA coverage shall equal the cost, if any, that Executive would have paid (on behalf of himself and his spouse and dependents, as applicable) under the Company’s group health plan had Executive not been terminated; provided, that (a) Executive, his spouse and/or his dependents remain eligible for COBRA continuation coverage; (b) if direct payment to the group health plan is not permitted by law, the Company shall reimburse Executive for such payments; and (c) if any comparable group health coverage under another group health plan becomes available during such time period to Executive, Executive’s spouse, or Executive’s dependents, the Company’s reimbursement obligations will cease with respect to each person to whom such coverage becomes available.  Executive shall notify the Company immediately upon comparable group health coverage becoming available to Executive, Executive’s spouse or Executive’s dependents, but not later than three business days after such comparable coverage becoming available.

H.                                   Breach of Agreement.  In the event of an alleged breach or threatened breach of this Agreement, Executive, the Company, or the Company Releasees may initiate arbitration or injunctive relief pursuant to Section 15 of the Employment Agreement.  Neither Party will be required to post a bond to obtain injunctive or other equitable relief.  Section 15 of the Employment Agreement shall apply to the resolution of any dispute arising out or relating to the breach of this Agreement, or any other dispute between Executive and the Company or the Company Releasees, except as provided for in the Consulting Agreement.  Nothing contained herein shall be construed as prohibiting Executive, the Company, or the Company Releasees from pursuing any other remedies, including equitable remedies, available to them in the event of a breach of this Agreement.

I.                                        Full General Release and Waiver of Claims by Executive.  In exchange for the consideration set forth in this Agreement, Executive, on behalf of himself and on behalf of his spouse, family members, heirs, representatives, agents, successors and assigns, hereby and forever waives, releases and discharges the Company, ITH, and any other entity or person related or affiliated with such entities, in the past, present or future, including but not limited to any of their past, present or future owners, shareholders, board members, officers, employees, attorneys, agents, investors and representatives and any present or past employee benefit plan sponsored by the Company, ITH or any affiliated entity (all collectively referred to as the “Company Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, that Executive may possess against the Company or any or all of the Company Releasees arising out of or relating to any omissions, acts, facts, or damages that have occurred at any time whatsoever up until and including the date that Executive executes this Agreement, including, without limitation:

1.                                      any and all claims relating to or arising from Executive’s employment with the Company, and any and all claims relating to or arising from Executive’s Separation from Service from the Company;

2.                                      any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of the Company Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

3.                                      any and all contract, statutory, common law or tort claims, whether under United States law or Canadian law, including but not limited to claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; outrageous conduct; and conversion;

4.                                      subject to Section J, any and all claims for violation of any federal, state, local or Canadian law, statute or regulation, including, but not limited to, the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the National Labor Relations Act; Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes Oxley Act of 2002; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Colorado Anti-Discrimination Act; the Colorado Wage Claim Act; all of the foregoing as amended, and any and all regulations under such laws;

5.                                      any and all claims for violation of the federal or any state constitution;

6.                                      any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

7.                                      any and all claims relating in any way to the stock options, including but not limited to any claims relating to the value of the stock options;

8.                                      any and all claims for any loss, cost, damage, or expense with respect to Executive’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or the Company’s Releasees or otherwise includible in Executive’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising for Executive with respect to this Agreement or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company or any Company Releasees are or were parties as a result of the application of Section 409A of the Internal Revenue Code of 1986, as amended, or any similar provision of state or local income tax law; and

9.                                      any and all claims for damages (including but not limited to claims for compensatory or punitive damages), injunctive relief, attorney’s fees and costs, and equitable relief.

Executive specifically acknowledges and agrees that by entering into this Agreement and in exchange for the consideration described above to which Executive otherwise would not be entitled, Executive is waiving and releasing any and all rights and claims that Executive may have against the Company and the Company Releasees, including but not limited to any and all rights and claims that Executive may have arising from the Age Discrimination in Employment Act, as amended, which have arisen on or before the date of execution of this Agreement.

Executive covenants and agrees that he has not filed and will not otherwise assert any claim, action, cause of action, demand, right, or controversy of any kind which has herein been released, and will not accept any damages, bounty or other pecuniary benefit pursued by any other entity or person on Executive’s behalf or at Executive’s instance or initiation.  Executive further covenants and agrees that he has not assigned any claim which has been released herein.  Notwithstanding the foregoing, the release and waiver above does not include a release or waiver of any claims that the law does not allow to be released or waived, any claims that may arise after the date on which this Agreement is signed, or any claims for breach or enforcement of this Agreement.

J.                                        Reservation of Executive’s Rights.  The Full General Release and Waiver of Claims by Executive does not waive or release any rights Executive may have for unemployment, worker’s compensation or any other rights that Executive cannot waive or release pursuant to the law.

K.                                   Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect, provided if the Full General Release and Waiver is found to be unenforceable, then the Company may declare the Agreement null and void and further provided that if the Company fails to pay Executive the Severance Pay provided for in Section G(1) of this Agreement on or before the sixtieth day after Executive’s Separation from Service, then the Executive may declare the Agreement null and void.

L.                                     Governing Law and Venue.  This Agreement shall be construed in accordance with the laws of the State of Colorado.  Any dispute regarding, relating to or arising under this Agreement or the facts giving rise to the Agreement shall be litigated or arbitrated in Colorado pursuant to Section 15 of the Employment Agreement.

M.                                 Entire Agreement.  Executive and the Company understand and agree that this Agreement, the Consulting Agreement, and Sections 8, 10, 11, 15, and 23 of the Employment Agreement collectively contain all of the agreements between Executive and the Company or any of the Company Releasees; provided, however, that in the event of a conflict between this Agreement, the Consulting Agreement and the surviving sections of the Employment Agreement (Sections 8, 10, 11, 15 and 23), the Consulting Agreement shall control matters related to Executive’s consulting services with the Company and this Agreement shall control all other matters, including all matters related to Executive’s employment and Separation from Service.

Any other prior agreement or agreements between Executive and the Company and/or any of its affiliates, and any other prior agreement or agreements between Executive or any of the Company Releasees relating to the subject matter hereof and all sections of the Employment Agreement which do not expressly survive as indicated in the preceding paragraph, are expressly extinguished, declared null and void and of no further legal effect by virtue of this Agreement.  For clarity, the Section does not limit, expand or otherwise affect in any way any right or claim Executive may have to indemnification and/or defense in connection with any claim made against Executive by reason of the fact that Executive served as an officer and/or director of the Company, whether such rights arise under the governing documents of the Company or its affiliates, pursuant to an insurance policy, or pursuant to the common law; further, Section O below provides indemnification rights in addition to those provided, if any, by the governing documents, pursuant to an insurance policy, or pursuant to the common law.

N.                                    Assignment.  Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company shall assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, and will require such successor to expressly agree to assume the obligations of the Company hereunder.  Executive expressly consents that this Agreement and the surviving provisions of the Employment Agreement, including but not limited to the non-compete and the non-disparagement, may be assigned to any successor provided the successor assumes the Company’s obligations under this Agreement and the surviving provisions of the Employment Agreement.

O.                                    Indemnity.

1.                                      In the event Executive:  (a) becomes a party to; (b) becomes a witness in; (c) is threatened to be made a party to; or (d) is threatened to be made a witness in; any action, suit or proceeding brought by any person or entity other than the Company or any Company Releasee, by reason of Executive having been an officer or director of the Company and regarding any alleged action or inaction by Executive taken as an officer or director of the Company, if not fully covered by the Company’s directors’ and officers’ insurance coverage, the Company shall indemnify Executive from and against expenses reasonably incurred and/or liability incurred in connection with any such action, suit or proceeding, to the fullest extent permitted by law and/or by the Company’s corporate policies and practices in effect on the date hereof, and to any greater extent applicable law or the Company’s corporate policies and practices may in the future from time to time permit.  Executive shall be indemnified as soon as practicable but in any event no later than forty-five (45) days after written demand is presented to the Company by Executive, and any indemnified amount shall include any and all reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) of such action, suit or proceeding for which Executive presents valid invoices and/or receipts, except as such indemnification is prohibited by law.  Upon written demand or other request by Executive for indemnification hereunder, Executive shall be entitled to such indemnification provided that in connection with the matter which gave rise to the request for indemnification, Executive acted honestly and in good faith with a view to the best interests of the Company or its affiliates.  Executive shall not be entitled to such indemnification if (A) Executive’s act or omission was material to the matter giving rise to the liability and was committed in bad faith or was the result of active or deliberate dishonesty; (B) Executive actually received an improper personal benefit in money, property or services; or (C) in the case of a criminal proceeding, Executive had reasonable cause to believe the act or omission was unlawful.  Executive shall not consent to the settlement of any action, suit or proceeding involving his role as an officer or director of the Company without first obtaining the Company’s written consent, which consent shall not be unreasonably withheld.

2.                                      Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding, Executive will notify the Company in writing of the commencement thereof.  Notwithstanding any other provision of this Section, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, may assume defense of the matter with counsel mutually agreed upon and satisfactory to Executive.  After notice from the Company to Executive of its election to so assume the defense thereof, the Company shall not be liable to Executive under this Agreement for any legal or other expenses subsequently incurred by Executive in connection with the defense thereof unless (A) the employment of counsel by Executive and payment for same by the Company has been authorized by the Company; (B) Executive shall have reasonably concluded that there may be a conflict of interest between the Company and Executive in the conduct of the defense of such action and such determination by Executive shall be supported by an opinion of counsel, which opinion shall be reasonably acceptable to the Company; or (C) the Company shall not in fact have employed counsel to assume the defense of the action, in each of which cases the fees and expenses of counsel incurred by Executive shall be at the expense of the Company.

3.                                      This Indemnity provision shall not apply to any proceeding, action or other action brought against Executive by or relating to any tax liability he may have with respect any payments received by Executive from the Company or any Company Releasee in the past, present, or future.

P.                                      Notices.  Any notices required or provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

1.                                      If to Company, addressed to:

Tower Hill Mines (US)/ITH

Attention:  Chair of the Board

Suite 350 - 9635 Maroon Circle, Suite 350

Englewood, Colorado 80112

Facsimile:  720/881-7645

With a copy to (provided, however, the copy shall not constitute the notice required pursuant to this Section):

Sybil Kisken

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, Colorado  80202

Facsimile:  303/893-1379

2.                                      If to Executive, addressed to:

Donald C. Ewigleben

7423 S. Chapparal Circle East

Centennial, Colorado  80016

With a copy to (provided, however, the copy shall not constitute the notice required pursuant to this Section):

Mary L. Will

Faegre Baker Daniels

3200 Wells Fargo Center

1700 Lincoln Street

Denver, Colorado 80203-4532

Facsimile:  303/607-3600

If a Party’s address changes, the new address shall be the notice address pursuant to this Section, provided that such new address has been furnished to the other Party in writing in accordance with this Section P.

Q.                                    Compliance with Internal Revenue Code Section 409A.  It is the intention of the Parties that the Severance Payments payable under this Agreement not be subject to any interest or additional tax resulting from the application of Section 409A of the Internal Revenue Code (the “Code”) as the Severance Payment is intended to constitute a short term deferral and all provisions of this Agreement shall be interpreted consistently therewith. To the extent that any amount is or could be subject to interest or additional tax under Section 409A of the Code, the Parties may cooperate to amend this Agreement with the goal of giving Executive the same or equivalent benefits described in this Agreement in a manner that will not result in such interest or additional tax, to the extent that such cooperation is possible and desirable for either or both Parties; provided, however, that (i) Executive shall perform any act, or refrain from any act, requested by the Company or any Company Releasee that is necessary to obtain relief from, or a reduction in, any interest or additional tax imposed under Section 409A of the Code pursuant to any correction procedure permitted under Section 409A of the Code, the Treasury Regulations thereunder, or any administrative guidance issued by the Internal Revenue Service and (ii) in no event shall the Company or any Company Releasee be liable to Executive for any taxes, interest, penalties, and additions to tax applicable to Executive as a result of the application of Section 409A of the Code to payments and benefits hereunder.  Each periodic payment, if any, described in this Agreement is intended to be a separate payment and a separately identifiable and determinable payment, for purposes of Section 409A of the Code.

R.                                    ACKNOWLEDGEMENTS.  Executive specifically acknowledges and agrees that by entering into this Agreement and in exchange for the consideration described herein, including the Severance Payments, to which Executive otherwise would not be entitled, Executive is waiving and releasing any and all rights and claims that Executive may have arising from the Age Discrimination in Employment Act, as amended, which have arisen on or before the date of execution of this Agreement.

Executive further expressly acknowledges and agrees that:

1.                                      Executive has read and understands this Agreement and is entering this Agreement knowingly and voluntarily.

2.                                      Executive understands and agrees that, by signing this Agreement, Executive is giving up any right to file any legal proceedings (i.e., lawsuits) against the Company or any of the Company Releasees arising on or before the date of the Agreement.  Executive is not waiving (or giving up) rights or claims that may arise after the date the Agreement is executed or that Executive cannot waive or release pursuant to the law.

3.                                      EXECUTIVE IS HEREBY ADVISED IN WRITING BY THIS AGREEMENT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.  EXECUTIVE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY THE EXECUTIVE’S ATTORNEY.

4.                                      Executive understands and agrees that Executive has had twenty-one (21) days from the day Executive received this Agreement, not counting the day upon which Executive received it, to consider whether Executive wishes to sign this Agreement.  Executive further acknowledges that if Executive signs this Agreement before the end of the twenty-one (21) day period, it will be Executive’s personal, voluntary decision to do so and Executive has not been pressured to make a decision sooner.

5.                                      Executive further understands that Executive may revoke (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it.  Executive agrees that the revocation will be in writing and hand-delivered or mailed or faxed to the Company pursuant to Section P.  If mailed, the revocation must arrive at the Company within the seven (7) day period.  Executive understands that Executive will not receive any payments under this Agreement if Executive revokes it, and in any event, Executive will not receive any payments until after the seven (7) day revocation period has expired.

6.                                      If Executive does not sign and return this Agreement to the Company by the 30th day after Executive’s Separation from Service , this Agreement shall be null and void, and the offer set forth herein shall be withdrawn as of such day.

S.                                      Counterparts.  This Agreement may be executed in counterparts and may be delivered by facsimile or other electronic means, all of which shall be deemed to be originals, and which shall be deemed to constitute one document.

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTOOD THIS ENTIRE AGREEMENT BEFORE SIGNING IT:

EXECUTIVE:

December 23, 2013	/s/ Donald C. Ewigleben
Date	Donald C. Ewigleben

THE COMPANY

December 23, 2013	By:	/s/ Tom S. Q. Yip
Date

EXHIBIT A

1.                                      Executive acknowledges and agrees that as of January 2, 2014, he has been paid all amounts to which he is due from the Company as a result of his employment or his Separation from Service, and that no other payments or items of value of any kind are due or will be due to Executive from the Company or from the Company Releasees except those payments and items of value expressly provided for in both Section G of the Severance, Waiver and Release Agreement and the Consulting Agreement.

2.                                      Executive acknowledges and agrees that since the date on which he executed the Severance, Waiver and Release Agreement to the present:  there have been no breaches by the Executive or the Company of the Severance, Waiver and Release Agreement; all of the releases contained in the Severance, Waiver and Release Agreement are in full force and effect; and there are no unreleased claims that have arisen or of which Executive has become aware.

3.                                      Executive acknowledges and agrees that his execution and return to the Company of this Exhibit A is a condition precedent to Executive receiving the amounts set forth in Section G of the Severance, Waiver and Release Agreement and a condition precedent to the Consulting Agreement being effective.

4.                                      This Exhibit A may be delivered by hand delivery, facsimile or other electronic means, each of which shall be deemed to be an original.  Executive shall email an executed copy of this Exhibit A to Tom Yip at tyip@ithmines.com on January 2, 2014 and may provide additional copies via other means as well.

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTOOD THIS ENTIRE EXHIBIT A BEFORE SIGNING IT:

EXECUTIVE:

January 2, 2014	/s/ Donald C. Ewigleben
Date	Donald C. Ewigleben